CONFIDENTIAL PORTIONS THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY ARE INDICATED BY ASTERISK (*).

April 6, 2006

EXH. 10.21

Crocs, Inc.
6273 Monarch Park Place
Niwot, Colorado 80503
Attention: Erik Rebich, Esq.

RE: AVP/Tour Sponsorship

Dear Erik:

The following shall confirm the agreement (the "Agreement") between AVP Pro Beach Volleyball Tour, Inc. ("AVP") and Crocs, Inc. ("Crocs") pursuant to which Crocs shall become the title sponsor of the AVP Tour:

1. Term: The term of the Agreement shall be as following:

   (a) Initial Term: The initial term shall commence as of the date hereof and shall continue through the final event of the 2008 AVP Tour season (the "Initial Term").

   (b) Exclusive First Negotiation Right: Crocs shall have a 90-day exclusive right of first negotiation to extend the Initial Term for two (2) or more Tour seasons ("Right of First Negotiation"). Crocs's Right of First Negotiation shall commence within a reasonable period of time following the delivery of AVP's analysis and documentation of the benefits that Crocs received in connection with Crocs's sponsorship for the 2007 AVP Tour season.

   (c) Termination Right: Either Party shall have the option to terminate the Agreement immediately in the event the other Party enters into receivership, files for bankruptcy protection or reorganization.

   (d) Option to Adjust Sponsorship Level: Crocs shall have the option to relinquish the "Title" sponsorship and assume a Platinum level sponsorship following the 2007 season if it does not project its revenues for 2007 to exceed [redacted] Crocs agrees to notify AVP in writing on or before July 15, 2007 if it intends to exercise this option. *

2. Sponsorship Rights and Benefits: Crocs shall be entitled to receive the following rights and benefits during the Term:

(a) Category Exclusivity: Crocs shall receive category exclusivity in the footwear category.

(b) Tour Sponsorship: Subject to Section 1(d) above, Crocs shall receive the "Tour" sponsorship for the AVP Tour which shall be referred to as the "AVP Crocs Tour".

(c) Composite Logo: Crocs and AVP shall jointly create and mutually approve a composite logo (the "AVP Crocs Tour Logo") to use in connection with Crocs' sponsorship hereunder.

(d) Inclusion in All AVP Marketing and Advertising: All AVP Tour marketing, advertising and collateral during the Tour shall include the AVP Crocs Tour Logo, including all television or other promotion, all print advertisements, newsletters, radio ads, posters, fliers and outdoor advertisements.

(e) Exclusive Footwear for AVP Staff: AVP staff shall wear Crocs footwear exclusively during AVP events provided such Crocs footwear is appropriate for the activities and responsibilities of AVP staff on-site (e.g., running in sand, walking on scaffolding, operating machinery, etc.).

(f) Crocs Cup: AVP agrees to implement a "Crocs Cup" championship campaign during each year of the Term. The CEO of Crocs shall have the right to present the "Crocs Cup" championship to the winning men's and women's teams on television at the final event. In connection with the foregoing, Crocs agrees to award a mutually agreed upon season-ending monetary prize to the winning men's and women's teams. In addition, Crocs agrees to promote tune-in for the Crocs Cup through media support.

(g) AVP Website: Crocs shall receive logo inclusion and other mutually agreed upon integration on AVP's website (www.avp.com). In addition, the AVP Crocs Tour Logo shall be incorporated in all AVP electronic newsletters.

(h) DiG Magazine: Crocs shall receive one (1) full-page, full-color ad in each issue of DiG Magazine, the official magazine of AVP. AVP shall use best efforts to cause DiG Magazine to write at least one (1) feature story on Crocs per season.

(i) Trademark Usage; Player Names and Likenesses: Crocs shall receive the right to use AVP's trademarks and logos, as well as AVP player names and likenesses (provided such use would not be construed as an endorsement by such player or players) to

promote and advertise its status as the title sponsor of the AVP Tour.

(j) Television Units: Crocs shall receive the following amount of thirty second (00:00:30) television units ("Units") in AVP's television broadcasts:

(i) 2006: An aggregate of [redacted] network Units and [redacted] cable Units

(ii) 2007: An aggregate of [redacted] network Units and [redacted] cable Units

(iii) 2008: An aggregate of [redacted] network Units and [redacted] cable Units

(k) Additional Television Units: Crocs shall have the option to purchase additional Units at AVP's cost in order to maintain its 2006 ratio of Units per event for 2007 and 2008.

(l) Television Billboards: Crocs shall receive two (2) billboards per broadcast in all AVP network and cable broadcasts during the Term.

(m) Television Feature/Vignette: Crocs shall receive one (1) mutually agreed upon feature/vignette (which shall include both a graphic/logo and audio voiceover featuring Crocs) in all network and cable broadcasts during the Term.

(n) On-Site Signage and Other Benefits: Crocs shall receive the following on-site signage and other benefits at each AVP Tour event during the Term:

(i) Dorna Rotational Signage: Crocs shall receive Dorna rotational signage and such rotational signage shall receive more exposure time per hour than any other sponsor.

(ii) Center Court Net: Provided AVP has not already granted such right to the title and/or presenting sponsor of any AVP event as of the date of this Agreement, the net used for all Center Court matches shall feature the Crocs logo alternating with the AVP logo exclusively.

(iii) Center Court Net Extensions: Crocs shall receive exclusive logo exposure on two (2) center court net extensions.

(iv) Center Court Eye Level Signs: Crocs shall receive the three (3) middle sideline (2' x 8') eye level signs at center court. All AVP eye level signs shall display the AVP Crocs Tour logo.

(v) Center Court Bleacher Top Banners: Crocs shall receive the three (3) middle sideline center court (2' x 8') bleacher top banners.

(vi) Center Court Bleach Top Flags: Crocs shall receive the four (4) middle sideline center court bleach top flags.

(vii) Center Court Bleacher Back Wrap: Crocs shall receive primary logo placement (along with AVP) on the wraps covering the back of each of the stadium court bleachers.

(viii) Center Court Stage Back-Drop and Television Tower Wrap: Croc shall receive primary logo placement (along with AVP) on the center court stage backdrop as well as the wrap covering the television tower.

(ix) Event Entrance: The AVP Crocs Tour Logo shall appear on the inflatable archway at the entrance to AVP's event site.

(x) Additional Inflatable: Crocs shall have the right to one additional mutually approved inflatable (up to 30' feet in diameter).

(xi) Feature and Outer Court Signs: Crocs shall receive an aggregate of forty-eight (48) banners (2' x 8') in connection with the feature and outside courts.

(xii) On-Site Tents and Displays: Crocs shall receive a total of six (6) tents and displays as follows: (A) one (1) main tent (40' x 20'); (B) one (1) interactive tent (30' x 30'); and (C) four (4) auxiliary tents (10' x 20'). In connection with the foregoing, Crocs shall have the right to use different dimensions for such tents (subject to any event site requirements) so long as the aggregate square footage set forth in this Section (xi) is not exceeded.

(xiii) Right to Conduct On-Site Activation: Crocs shall have the right to conduct on-site activation at any and all of its tents and displays, including on-site product sales, lead generation, sweepstakes, raffles, information distribution, couponing, bounce-back promotions, interactive games, contests, etc.

(xiv) Crocs Zone: Fans in certain sections of Center Court Stadium to be given co-branded bangers before the start of the televised Men's and Women's Finals.

(xv) Public Address Announcements: Crocs shall receive a minimum of six (6) public address announcements per day.

(xvi) Center Court Promotions: Crocs shall receive a minimum of two (2) center court promotions per event.

(xvii) Player Appearances: Crocs shall have the right to one (1) in-market player appearance (minimum of two players per appearance) in connection with each event during the Term.

(xviii) Crocs shall receive a reserved "Crocs Corner," (including signage canopy where AVP uses its standard stadium or

other stadium configurations which are conducive to such canopy) and, where "luxury" suites are built and for sale, one (1) suite in the same corner as the Crocs Corner at center court for each event. Crocs agrees to pay [redacted] per event in connection with the use of such suite. All televised AVP player introductions shall include the players entering center court from the Crocs Corner.

Crocs shall be responsible for the cost of the creation of all signage, tents and other branded materials pursuant to this Section 2(n) (e.g., Doma boards, banners, flags, bleacher and other wraps, inflatables, etc.) exclusively bearing the Crocs logo (or the Crocs logo as well as the AVP logo only) or the AVP Crocs Series Logo.

3. Warrants to Crocs: AVP agrees to issue a warrant to purchase up to 1,000,000 shares of common stock of AVP, Inc. as follows:

(a) Vesting: Exercisable as follows: (i) 200,000 shares upon exercise of this Agreement; and (ii) 200,000 shares on each January 15th of the remaining years of the Term (it being acknowledged that no shares shall be issuable in 2008 [or 2009 or 2010] if Crocs reduces its sponsorship to a "Platinum" sponsorship pursuant to Section 1(d) above or in either 2009 or 2010 if the Agreement is not extended pursuant to Section 1 above or such earlier years if the Agreement is terminated for breach prior to the expiration of the Initial Term).

(b) Exercise Price: Market price of stock at time of execution of this Agreement.

(c) Registration Rights: Subject to Securities Act rules, AVP agrees to file a registration statement for resale of the shares underlying the warrants within one (1) year following execution of this Agreement.

(d) Expiration Date: Sixth anniversary of the execution of this Agreement.

4. Warrants to AVP: Crocs agrees to issue a warrant to purchase shares of common stock of Crocs, Inc. during the Term which would value the warrant at the equivalent of $750,000 (based upon a Black-Scholes valuation of the warrant or other mutually approved method of valuing the warrant) as follows:

(a) Vesting: Exercisable as follows: (i) 20% of the shares upon exercise of this Agreement; and (ii) 20% of the shares on each January 15th of the remaining years of the Term (it being acknowledged that no shares shall be issuable in 2008 [or 2009 or

2010] if Crocs reduces its sponsorship to a "Platinum" sponsorship pursuant to Section 1(d) above or in either 2009 or 2010 if the Agreement is not extended pursuant to Section 1 above or such earlier years if the Agreement is terminated for breach prior to the expiration of the Initial Term).

(b) Exercise Price: Market price of stock at time of execution of this Agreement.

(c) Registration Rights: Subject to Securities Act rules, Crocs agrees to file a registration statement for resale of the shares underlying the warrants within one (1) year following execution of this Agreement.

(d) Expiration Date: Sixth anniversary of the execution of this Agreement.

5. Consideration to AVP: Crocs agrees to pay the AVP the following consideration during the Term:

(a) Base Sponsorship Fee: Crocs shall pay AVP a base sponsorship fee of [redacted], provided however, the Base Sponsorship Fee for 2006 shall be [redacted] and the Fort Lauderdale tournament for 2006 shall not be included in this Agreement. In addition, the Base Sponsorship Fee shall increase by [redacted] for each tournament in excess of 16th tournament each year. The Base Sponsorship Fee shall be payable quarterly in four equal annual installments of [redacted] ([redacted] for the first quarter of 2006) as follows: first installment no later than January 15th (with respect to 2006, upon execution of this Agreement); second installment no later than April 15th; third installment no later than June 15th; and the fourth installment no later than September 15th.

(b) Increases in Base Sponsorship Fee: The annual Base Sponsorship Fee set forth above shall be subject to increases aggregating up to [redacted] per year if the following milestones are met (amounts are not cumulative year to year):

(i) [redacted] increase in the applicable Base Sponsorship Fee if AVP's network television ratings for such year increase by [redacted] or more from the previous year.

(ii) [redacted] increase in the applicable Base Sponsorship Fee if the GRP's (Gross Ratings Points) for the network events reach [redacted] or greater for 2006. This increase shall be

applicable if the GRP's increase by 10% or more from the previous year for 2007 through 2010, as applicable.

(iii) [redacted] increase in the applicable Base Sponsorship Fee if AVP's television/media exposure (as measured by Joyce Julius research studies) for Crocs equals or exceeds [redacted] in 2006. This increase shall be applicable if the AVP's television/media exposure increases by 10% or more over the previous year in 2007 through 2010, as applicable.

6. Licensing Agreement: The parties agree to negotiate in good faith a licensing agreement pursuant to which Crocs shall create and manufacture an AVP-branded line of footwear which shall be distributed through Crocs' wholesale and retail network. In connection with the foregoing, the parties agree that the royalty rate for such product shall be [redacted] of net sales and Crocs shall guarantee a minimum of [redacted] per year in non-cumulative royalties to the AVP. Crocs agrees to sell AVP branded product

7. Crocs Marketing Commitment: Crocs agrees to perform the following minimum amount of marketing and promotion in support of its sponsorship of AVP hereunder:

(a) Advertising Commitment: Crocs to feature the AVP Crocs Tour and/or AVP promotion in a portion of Crocs' general market advertising. In addition, the parties (in connection with other sponsors) may mutually agree to add certain AVP print initiatives from time to time.

(b) Television Commercial: Crocs agrees to create at least one (1) thirty-second television commercial which includes beach volleyball as an element and includes AVP-branding. Crocs agrees to run such ad as part of its regular network and national cable rotation.

(c) Retail Exposure: Crocs agrees to feature the AVP Crocs Tour and/or AVP promotion in at least ninety percent (90%) of all Crocs retail kiosks owned and/or controlled by Crocs.

(d) Activation Commitment: Crocs agrees to enter into an experiential marketing agreement with AVP's Activation Services Division to implement a Crocs / AVP-themed experiential marketing tour at all AVP events and mutually agreed upon non-AVP Events at a price equal to the AVP's out of pocket cost (including on site labor as well as staff/contractors employed specifically for Crocs activation). All other terms to be negotiated in good faith by the parties.

(e) Marketing Services: The AVP agrees to provide Crocs with mutually agreed upon marketing services, including television and radio advertising production, at a price equal to AVP's actual, out-of-pocket cost (including on site labor as well as staff/contractors employed specifically for Crocs marketing services).

(f) Retail POS signage: Crocs agrees to make AVP-related signage available as a POS option to its retail customers.

(g) Product for Players and Staff: Crocs agrees to supply AVP players and Staff with Crocs brand product for use during AVP events. Crocs will determine a plan for providing such product to AVP players and staff.

8. Long-Form Agreement: The parties agree to negotiate a long-form agreement in good faith; provided, however, that until such time as such long-term agreement is entered into, the foregoing shall constitute the firm and binding agreement between the parties.

Please indicate your agreement to the foregoing by signing in the space indicated below.

Regards,

AVP PRO BEACH VOLLEYBALL TOUR, INC.

By: [signature]
Name: Leonard Armato
Title: CEO

AGREED TO AND ACCEPTED:

CROCS, INC.

By: [signature]
Name: Ron Snyder
Title: CEO